Simpson Manufacturing Co., Inc. Announces Third Quarter Results

PLEASANTON, Calif., Oct. 27, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") today announced its third quarter 2011 results. The following discussion refers only to continuing operations unless otherwise indicated.

For the third quarter of 2011, net sales increased 10.9% to $162.4 million compared to net sales of $146.4 million for the third quarter of 2010. The Company had income, net of tax, of $19.4 million for the third quarter of 2011 compared to income, net of tax, of $18.4 million for the third quarter of 2010. Diluted income, net of tax, per common share was $0.40 for the third quarter of 2011 compared to diluted income, net of tax, of $0.37 per common share for the third quarter of 2010.

In the third quarter of 2011, sales increased throughout North America and in Europe. Sales increased in the United States with above-average increases in the western, excluding California, midwestern and southeastern regions, as compared to the third quarter of 2010. Sales to contractor distributors, dealer distributors and lumber dealers increased, although economic conditions remain challenging, and sales to home centers decreased. The sales increase was broad-based across most of the Company's major product lines as compared to the third quarter of 2010. Sales of anchor products and shearwalls also increased over the same period in the prior year.

Gross margins increased from 44.9% in the third quarter of 2010 to 46.5% in the third quarter of 2011, primarily due to lower manufacturing costs, including slightly lower costs of material and labor, partly offset by increased factory overhead costs. Steel prices increased from their levels in mid-2010, as steel mills have been raising prices as demand returns to global steel markets. The Company expects steel prices to remain at current levels for the remainder of 2011. The Company's inventories increased 13.0% from $152.3 million at December 31, 2010, to $172.1 million at September 30, 2011.

Research and development and engineering expense increased 19.1% from $5.7 million in the third quarter of 2010 to $6.8 million in the third quarter of 2011, including increases in professional fees of $0.4 million, personnel costs of $0.4 million and cash profit sharing of $0.3 million. Selling expense increased 16.8% from $15.9 million in the third quarter of 2010 to $18.6 million in the third quarter of 2011, including increases in personnel costs of $1.9 million and cash profit sharing and commissions of $1.1 million, partly offset by a decrease in promotional costs of $0.3 million. General and administrative expense increased 25.9% from $20.0 million in the third quarter of 2010 to $25.2 million in the third quarter of 2011, including increases in professional and legal fees of $3.2 million, personnel costs of $1.0 million and cash profit sharing of $0.7 million. During the third quarter of 2011, the Company purchased the software assets of Keymark Enterprises, LLC ("Keymark"), valued at $11.5 million, for $6.2 million in net cash payments and its 46.05% equity interest in Keymark. The transactions resulted in a gain of $4.3 million based on the difference between the fair value of the Company's investment in Keymark less its carrying value of $1.0 million. The acquired software is used by customers of the Company in designing and engineering residential structures. The effective tax rate was 34.2% in the third quarter of 2011, as compared to 37.0% in the third quarter of 2010, primarily due to the release of valuation allowances related to the disposal of the equity interest in Keymark.

For the first nine months of 2011, net sales increased 8.5% to $472.7 million compared to net sales of $435.9 million for the first nine months of 2010. The Company had income, net of tax, of $46.0 million for the first nine months of 2011 compared to income, net of tax, of $49.3 million for the first nine months of 2010. Diluted income, net of tax, per common share was $0.93 for the first nine months of 2011 compared to diluted income, net of tax, of $0.99 per common share for the first nine months of 2010.

In the first nine months of 2011, sales increased throughout most of North America and in Europe. Sales increased in the United States with above-average increases in the midwestern and southeastern regions as compared to the first nine months of 2010. Sales in Canada decreased compared to the first nine months of 2010. Sales to contractor distributors, dealer distributors, lumber dealers and home centers increased. The sales increase was broad-based across most of the Company's major product lines as compared to the first nine months of 2010. Sales of anchor products increased over the same period in the prior year while sales of shearwalls decreased slightly.

Gross margins increased from 45.1% in the first nine months of 2010 to 45.7% in the first nine months of 2011, primarily due to slightly lower manufacturing costs, including lower costs of material and labor, partly offset by increased factory overhead costs.

Research and development and engineering expense increased 22.2% from $16.2 million in the first nine months of 2010 to $19.7 million in the first nine months of 2011, including increases in personnel costs of $1.6 million, cash profit sharing of $1.1 million and professional services of $0.9 million. Selling expense increased 17.1% from $47.4 million in the first nine months of 2010 to $55.5 million in the first nine months of 2011, including increases in personnel costs of $4.4 million, cash profit sharing and commissions of $2.6 million, and promotional costs of $0.6 million. General and administrative expense increased 25.7% from $57.5 million in the first nine months of 2010 to $72.3 million in the first nine months of 2011, including increases in professional and legal fees of $5.0 million, personnel costs of $3.6 million, cash profit sharing of $3.0 million, impairment of available for sale assets of $1.1 million and various other items. The Company concluded, in the second quarter of 2011, that its San Leandro facility is expected to be sold below carrying value, and therefore recorded an impairment charge of $1.1 million, equal to the amount by which carrying value exceeds the estimated net realizable value. The effective tax rate was 37.1% in the first nine months of 2011, as compared to 38.4% in the first nine months of 2010.

In 2011, the Company repurchased 1.9 million shares of its common stock, at a total cost of $53.2 million, including 120 thousand shares bought in the third quarter, at a total cost of $3.1 million, as part of the Company's $100.0 million share repurchase authorization for 2011.

At its meeting on October 19, 2011, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be January 5, 2012, and it will be paid on January 26, 2012.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, October 28, 2011, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and nine months ended September 30, 2011 and 2010 (unaudited), are as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
Net sales	$ 162,366	$ 146,447	$ 472,713	$ 435,881
Cost of sales	86,919	80,750	256,819	239,370
Gross profit	75,447	65,697	215,894	196,511

Research and development and engineering expenses	6,804	5,715	19,743	16,156
Selling expenses	18,633	15,946	55,527	47,429
General and administrative expenses	25,174	20,001	72,250	57,457
Loss (gain) on sale of assets	(46)	(5,217)	1	(4,813)

Income from operations	24,882	29,252	68,373	80,282

Income (loss) in equity method investment, before tax	4,471	(153)	4,389	(429)
Interest income, net	79	110	258	148
Income from continuing operations before taxes	29,432	29,209	73,020	80,001

Provision for income taxes from continuing operations	10,052	10,801	27,069	30,704
Income from continuing operations, net of tax	19,380	18,408	45,951	49,297

Discontinued operations:
Loss from discontinued operations, net of tax	–	(1,226)	–	(16,212)

Net income	$ 19,380	$ 17,182	$ 45,951	$ 33,085

Earnings (loss) per common share:

Basic
Continuing operations	$ 0.40	$ 0.37	$ 0.93	$ 1.00
Discontinued operations	–	(0.02)	–	(0.33)
Net income	0.40	0.35	0.93	0.67

Diluted
Continuing operations	$ 0.40	$ 0.37	$ 0.93	$ 0.99
Discontinued operations	–	(0.02)	–	(0.33)
Net income	0.40	0.35	0.93	0.67

Weighted average shares outstanding:
Basic	48,253	49,427	49,247	49,411
Diluted	48,288	49,527	49,296	49,548

Other data:
Continuing operations
Depreciation and amortization	$ 4,933	$ 5,246	$ 14,988	$ 16,036
Pre-tax impairment of assets	–	–	1,094	–
Pre-tax stock compensation expense	1,435	500	3,812	1,255
Discontinued operations
Pre-tax impairment of assets	–	–	–	21,350

Cash dividend declared per common share	$ 0.125	$ 0.10	$ 0.375	$ 0.30

The Company's financial position (unaudited) as of September 30, 2011 and 2010, and December 31, 2010, is as follows:

	September 30,		December 31,
(Amounts in thousands)	2011	2010	2010
Cash and short-term investments	$ 265,162	$ 291,846	$ 335,049
Trade accounts receivable, net	98,032	93,635	68,256
Inventories	172,142	150,713	152,297
Assets held for sale	6,792	7,887	10,787
Other current assets	21,715	26,760	24,867
Total current assets	563,843	570,841	591,256

Property, plant and equipment, net	191,016	176,464	177,072
Goodwill	69,688	75,585	70,069
Other noncurrent assets	30,922	38,944	36,312
Total assets	$ 855,469	$ 861,834	$ 874,709

Trade accounts payable	$ 27,739	$ 23,663	$ 35,164
Other current liabilities	58,447	50,339	44,452
Total current liabilities	86,186	74,002	79,616

Other long-term liabilities	7,001	8,705	7,300
Stockholders' equity	762,282	779,127	787,793
Total liabilities and stockholders' equity	$ 855,469	$ 861,834	$ 874,709

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.